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Exhibit 99.3

Computation of Ratio of EBITDA to interest expense

	For the 12 Months Ended December 31,
	2003		2002		2001		2000		1999
EBITDA:
Net income	$292,157		$215,270		$229,912		$217,586		$38,886
Add: Interest expense	192,295		184,933		169,586		173,143		91,044
Add: Depreciation and amortization	52,338		44,117		32,170		31,114		9,977

Total EBITDA	$536,790		$444,320		$431,668		$421,843		$139,907
Interest expense	$192,295		$184,933		$169,586		$173,143		$91,044
EBITDA/Interest expense	2.79	x	2.40	x	2.55	x	2.44	x	1.54	x

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Computation of Ratio of EBITDA to interest expense